Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 20, 2013, with respect to the consolidated financial statements and schedule incorporated by reference in the Annual Report of Sutor Technology Group Limited and subsidiaries on Form 10-K for the year ended June 30, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Sutor Technology Group Limited and subsidiaries on Form S-3 (File No. 333-161026, effective December 14, 2009) and on Form S-8 (File No. 333-162144, effective September 25, 2009).

/s/ Grant Thornton

Beijing, China

September 20, 2013